                                                                  EXHIBIT (a)(7)


      This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer
  To Purchase, dated November 9, 1999, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Granite Acquisition Corp. by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                      Notice of Offer To Purchase for Cash
                     All Outstanding Shares of Common Stock
         (Including Associated Series B Preferred Stock Purchase Rights)
                                       of
                             GIBSON GREETINGS, INC.
                                       at
                              $10.25 Net Per Share
                     (Subject to Possible Upward Adjustment)
                                       by
                           Granite Acquisition Corp.,
                            a wholly owned subsidiary
                                       of
                         AMERICAN GREETINGS CORPORATION


     Granite Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of American Greetings Corporation ("Parent"), is offering to purchase all outstanding shares of common stock (the "Shares") of Gibson Greetings, Inc. ("Company") and the associated Series B Preferred Stock Purchase Rights (the "Rights"), issued pursuant to the Rights Agreement, dated September 8, 1999, between the Company and The Bank of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $10.25 per Share and associated Right (subject to possible upward adjustment as described below, the "Offer Price"), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer To Purchase, dated November 9, 1999 (the "Offer To Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Holders of Shares ("Stockholders") who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, Purchaser intends to effect the merger described below. Unless the context otherwise requires, all references to Shares herein and in the Offer To Purchase will include the associated Rights and all references to the Rights will include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON WEDNESDAY, DECEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer Price will be increased by an amount equal to 30% of any after-tax gain realized by the Company in any sale or disposition for cash by the Company or its subsidiaries, prior to the Expiration Date (as defined below), of all or any part of the Company's investment in E-Greetings Network ("EGN"), divided by the total number of Shares then outstanding on a fully diluted basis, assuming for this purpose the exercise only of outstanding options, whether or not such options are then vested, which are (or, giving effect to the adjustment in the Offer Price contemplated hereby, would be) in-the-money. The price used to compute any after-tax gain on any sale or disposition will be the cash received by the Company, but only if such cash is for an aggregate amount in excess of the Company's then net book value of its interest in EGN. See Sections 2 and 12 of the Offer To Purchase.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, REPRESENTS AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS WHICH ARE EXERCISABLE AND IN-THE-MONEY AT THE OFFER PRICE) (THE "MINIMUM CONDITION"). THE OFFER IS


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ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE
THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of Delaware law, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share (excluding Shares held by the Company as treasury stock, Shares owned by Parent or any subsidiary of Parent and any Shares owned by Stockholders who have properly exercised their dissenters' rights under Delaware law) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes). The Merger Agreement is more fully described in Section 12 of the Offer To Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY, HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS,
(ii) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (iii) RESOLVED TO RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering Stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer To Purchase), and (iii) any other documents required by the Letter of Transmittal.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the Stockholders of the Company. The Stockholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class, at the Company Stockholders' Meeting. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Delaware law, without prior notice to, or any action by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID FOR THE SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. NO INTEREST WILL BE PAID ON THE CONSIDERATION TO BE PAID IN THE MERGER TO STOCKHOLDERS WHO FAIL TO TENDER THEIR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN EFFECTING THE MERGER OR MAKING SUCH PAYMENT.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, December 8, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice

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of such amendment by the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after January 8, 2000 (or such later date as may be applicable if the Offer is extended), unless theretofore accepted for payment as provided in the Offer To Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer To Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer To Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer To Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer To Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial Stockholders.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance and copies of the Offer To Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
              111 Commerce Road C Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call: (800) 346-7885
                    All Others Call Toll Free: (877) 842-2411



                      The Dealer Manager for the Offer is:

                         WASSERSTEIN PERELLA & CO., INC.
                               31 West 52nd Street
                            New York, New York 10019
                           Call Collect (212) 969-2700


November 9, 1999